EXHIBIT 12(a)

		    FPL GROUP, INC. AND SUBSIDIARIES
	     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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											       Six Months Ended
												 June 30, 2000
												   (millions)


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Earnings, as defined:
  Net income ..............................................................................            $ 204
  Income taxes ............................................................................              101
  Fixed charges included in the determination of net income, as below .....................               71
  Distributed income of independent power investments......................................               33
  Less: Equity in earnings of independent power investments ...............................               16

    Total earnings, as defined ............................................................            $ 393

Fixed charges, as defined:
  Interest charges ........................................................................            $  64
  Rental interest factor ..................................................................                3
  Fixed charges included in nuclear fuel cost .............................................                4
  Fixed charges included in the determination of net income ...............................               71
  Capitalized interest ....................................................................               12

    Total fixed charges, as defined .......................................................            $  83

Ratio of earnings to fixed charges ........................................................             4.73
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